Exhibit 99.1

Express Scripts Names Tim Wentworth Chief Executive Officer, Effective May 2016;

George Paz to Retire and Remain as Chairman

ST. LOUIS, September 9, 2015 – Express Scripts Holding Company (NASDAQ: ESRX) today announced George Paz will retire as Chief Executive Officer, effective following the company’s annual meeting of stockholders currently scheduled for May 2016, and current company President Tim Wentworth will take on the role of CEO. Mr. Paz will remain on the Board as non-executive Chairman following his retirement, and Thomas Mac Mahon will continue as Lead Independent Director.

Mr. Wentworth was named President of Express Scripts in February 2014. He has management responsibility for all aspects of the company’s core business, and currently reports directly to Mr. Paz.

“I am honored to lead Express Scripts, a vital healthcare company powered by 30,000 people who are passionate about delivering the best pharmacy care to patients,” said Mr. Wentworth. “Every day, we put medicine within reach of 85 million people by uniquely combining innovative solutions, specialized care and focused, industry-leading scale. I am excited about our future and how we will continue to change healthcare, while delivering better value, service and care to clients and patients.”

“Tim is the right person to lead Express Scripts into the future,” said Mr. Paz. “I have a high level of confidence in Tim that is shared by all of us who have seen him drive performance. I look forward to working with Tim, our senior leadership team and our Board as we continue to deliver for clients, patients and shareholders.”

“With Tim taking on the role of CEO and George remaining as Chairman, we are positioned to continue executing the strategy that has made Express Scripts successful,” said Mr. Mac Mahon. “The Board is impressed by Tim’s leadership, deep industry knowledge, outstanding communication skills and his ability to execute against our strategy. We are deeply appreciative of George’s extraordinary leadership during his 17 years with Express Scripts, and 11-plus years as CEO, as he transformed our company, our industry and healthcare overall. We are pleased he will continue as Chairman following the stockholder meeting next May.”

As President, Mr. Wentworth is responsible for all aspects of the company’s core business, including sales and account management, information technology, operations, research and new solutions, home delivery and specialty pharmacies, and supply chain management. Prior to his appointment as President, Mr. Wentworth served as Senior Vice President and President, Sales and Account Management, with responsibility for Express Scripts’ core sales and account management teams, including employer groups, health plans, and new sales.

Mr. Wentworth joined Express Scripts following the company’s merger with Medco Health Solutions, Inc. in April 2012. He previously led Medco’s employer and key accounts organizations for nearly 14 years, and also served as President and CEO of Accredo, the company’s specialty pharmacy. Prior to joining Medco, Mr. Wentworth spent five years at Mary Kay, Inc., where he initially served as Senior Vice President of Human Resources and subsequently as President, International. He also held roles of increasing responsibility in a nine-year career in human resources management at PepsiCo. He holds an associate’s degree in business from Monroe Community College and a bachelor’s degree in industrial and labor relations from Cornell University.

About Express Scripts

Express Scripts puts medicine within reach of tens of millions of people by aligning with clients, taking bold action and delivering patient-centered care to make better health more affordable and accessible.

Headquartered in St. Louis, Express Scripts provides integrated pharmacy benefit management services, including network-pharmacy claims processing, home delivery pharmacy care, specialty pharmacy care, specialty benefit management, benefit-design consultation, drug utilization review, formulary management, and medical and drug data analysis services. Express Scripts also distributes a full range of biopharmaceutical products and provides extensive cost-management and patient-care services.

For more information about Express Scripts, visit Lab.Express-Scripts.com or follow @ExpressScripts on Twitter.

MEDIA CONTACT:

Brian Henry

314-684-6438

bhenry@express-scripts.com

INVESTOR CONTACT:

Chris McGinnis

314-810-3115

investor.relations@express-scripts.com